UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
Amendment No. 2

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2006

TELANETIX, INC.
A Delaware Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	000-31639	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108
San Diego, California 92121
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 3, 2007, we filed our current report on Form 8-K with the Commission relating to our entry into a financing transaction involving the sale of Original Issue Discount 6% Convertible Debentures and Common Stock Purchase Warrants. That filing incorrectly stated that the number of warrants issued in connection with the transaction was 1,543,597. The actual number of warrants issued in connection with the transaction was 949,907.

On January 4, 2007, we filed Amendment No. 1 to our current report on Form 8-K/A with the Commission to correct this disclosure. In Amendment No. 1 we failed to correct one reference, which incorrectly stated the number or warrants issued in the transaction as 1,543,597, rather than the correct number of 949,907.

This Amendment No. 2 on Form 8-K/A amends and restates “Item 1.01 Entry into a Material Definitive Agreement" and "Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” of our original filing, solely as a result of, and to reflect, the impact of the items discussed in this Explanatory Note.

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 28, 2006, Telanetix, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with four unaffiliated institutional investors for the sale of Original Issue Discount 6% Convertible Debentures (the "Debentures") and Common Stock Purchase Warrants (the "Warrants"). The Company issued an aggregate of $3.65 million principal amount of Debentures at an original issue discount of 12.5% and 949,907 Warrants, resulting in net proceeds to the Company of $3.1 million, after deducting fees and expenses.

The Debentures are due December 31, 2008. Interest on the Debentures accrues at the rate of 6% per annum and is payable quarterly on April 1, July 1, October 1, and December 1, commencing on April 1, 2007. Monthly redemption payments equal to 1/18 th of the principal amount due under each Debenture begin July 1, 2007 and continue through December 31, 2008. Monthly redemption payments must also include any accrued interest on the portion of the Debentures being redeemed. The Company has the right to pay interest and monthly redemption payments in cash, or upon notice to the holders and compliance with certain Equity Conditions (as defined in the Debenture), the Company can pay all or a portion of any such payment in Common Stock valued at a price equal to the lesser of the then effective Conversion Price (initially $1.54) or 85% of the volume weighted average price ("VWAP") per share as reported on Bloomberg for the Company's Common Stock for the ten trading days prior to the payment date or the date that the shares are delivered. The Company has the option, subject to compliance with certain Equity Conditions, to redeem the Debentures before their maturity by payment in cash of 120% of the then outstanding principal amount of the Debenture plus accrued interest and other charges.

The Debentures are convertible at any time at the discretion of the holder at a conversion price per share of $1.54, subject to adjustment including full-ratchet, anti-dilution protection. The Company also has the right to force conversion if the VWAP for the Company's Common Stock exceeds 200% of the effective Conversion Price (initially $3.08) for 20 trading days out of a consecutive 30 trading day period.

The Debentures impose certain covenants on the Company, including restrictions against incurring additional indebtedness (other than Permitted Indebtedness as defined in the Debenture), creating any liens on its property (other than Permitted Liens as defined in the Debenture), amending its Certificate of Incorporation or Bylaws, redeeming or paying dividends on shares of its outstanding Common Stock, and entering into certain related party transactions. The Debenture defines certain Events of Default, including without limitation failure to make a payment obligation, failure to observe other covenants of the Debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of the Company's Common Stock, a change in control, failure secure and maintain an effective registration statement covering the resale of the Common Stock underlying the Debentures and the Warrants, or failure to deliver share certificates in a timely manner. On the occurrence of an Event of Default, the holders of the Debentures have the right to accelerate all amounts outstanding under the Debentures and demand payment of a Mandatory Default Amount equal to 130% of the amount outstanding under the Debenture, plus accrued interest and expenses.

The Company issued an aggregate of 949,907 Warrants in connection with the transaction. The Warrants are five year warrants to purchase the Company’s common stock at a price of $1.69 per share, subject to adjustment, including full-ratchet anti-dilution protection.

The Company also entered into a Registration Rights Agreement dated December 28, 2006, between the Company and the institutional investors, pursuant to which the Company agreed to file a registration statement covering the resale of the shares of Common Stock that may be issued to investors upon the conversion of the Debentures, payment in kind, and the exercise of the Warrants, and to maintain the effectiveness of that registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying Common Stock without volume restrictions under Rule 144(k).

The Debentures and Warrants were issued to the institutional investors in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933. Kaufman Bros., L.P. acted as an advisor to Telanetix in connection with the transaction and received a fee of $80,000 in connection with its services.

The description of the transaction contained herein is qualified in its entirety by reference to the Purchase Agreement, the Registration Rights Agreement, the Form of Debenture and the Form of Warrant, each of which are filed as an Exhibit to this report and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: January 5, 2007	By:	/s/ Thomas A. Szabo
Thomas A. Szabo Chief Executive Officer